UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2007
BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On June 13, 2007, Bally Total Fitness Holding Corporation (“Bally” or the “Company”) entered into a Confidential Settlement Agreement and Mutual General Release (the “McDonald Agreement”) with James A. McDonald, who had been employed by the Company as its Senior Vice President and Chief Marketing Officer since May 2, 2005, providing for the termination of Mr. McDonald’s employment with the Company effective June 29, 2007. A copy of the McDonald Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 8.01 Other Events
     On June 15, 2007, the Board of Directors (the “Board”) of the Company adopted a resolution providing for a per meeting stipend for certain meetings attended by Board members between June 1, 2007 and September 30, 2007. The resolution instituted stipends of (a) $2,000 per Board member for each Board meeting attended in person; (b) $1,000 per Board member for each Board meeting attended telephonically; and (c) $1,000 per member of the Company’s Audit Committee for each Audit Committee meeting attended. The action was in recognition of the increased time commitment required of Board members due to the Company’s restructuring and complexities associated with completion and audit of the Company’s 2006 financial statements. Mr. Kornstein is not eligible to receive these stipends during the period he served as Chief Restructuring Officer of the Company. Mr. Elfon is not eligible to receive these stipends during the period he is providing management consulting services to the Company.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Confidential Settlement Agreement and Mutual General Release by and between James A. McDonald and the Company.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
BALLY TOTAL FITNESS HOLDING CORPORATION

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: June 18, 2007	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel